Exhibit 99.1

CONTACT:  Investor Relations  (214) 792-4415

SOUTHWEST AIRLINES REPORTS JUNE TRAFFIC
DALLAS, TEXAS – July 7, 2009 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.7 billion revenue passenger miles (RPMs) in June 2009, a 2.1 percent decrease from the 6.9 billion RPMs flown in June 2008.  Available seat miles (ASMs) decreased 3.8 percent to 8.5 billion from the June 2008 level of 8.8 billion.  The load factor for the month was 79.5 percent, compared to 78.2 percent for the same period last year.  For June 2009, passenger revenue per ASM is estimated to have decreased in the nine to ten percent range as compared to June 2008.
For the second quarter 2009, Southwest flew 19.7 billion RPMs, compared to the 19.8 billion RPMs recorded for the same period in 2008, a decrease of 0.6 percent.  Available seat miles decreased 3.0 percent to 25.6 billion from the second quarter 2008 level of 26.3 billion.  The second quarter 2009 load factor was 77.0 percent, compared to 75.2 percent for the same period last year.
For the first half of 2009, Southwest flew 36.6 billion RPMs, compared to the 37.4 billion RPMs recorded for the same period in 2008, a decrease of 2.2 percent.  Available seat miles decreased 3.5 percent to 49.7 billion from the 2008 level of 51.5 billion.  The year-to-date load factor was 73.6 percent, compared to 72.6 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JUNE

	2009	2008	CHANGE

Revenue passengers carried	7,658,376	8,183,009	(6.4)%

Enplaned passengers	9,005,109	9,451,725	(4.7)%

Revenue passenger miles (000)	6,731,254	6,877,502	(2.1)%

Available seat miles (000)	8,464,466	8,795,517	(3.8)%

Load factor	79.5%	78.2%	1.3	pts.

Average length of haul	879	840	4.6%

Trips flown	95,843	100,831	(4.9)%

	SECOND QUARTER

	2009	2008	CHANGE

Revenue passengers carried	22,676,171	23,993,342	(5.5)%

Enplaned passengers	26,505,438	27,550,957	(3.8)%

Revenue passenger miles (000)	19,683,479	19,811,541	(0.6)%

Available seat miles (000)	25,552,927	26,335,085	(3.0)%

Load factor	77.0%	75.2%	1.8	pts.

Average length of haul	868	826	5.1%

Trips flown	289,573	303,432	(4.6)%

	YEAR-TO-DATE

	2009	2008	CHANGE

Revenue passengers carried	42,435,860	45,498,163	(6.7)%

Enplaned passengers	49,555,428	52,259,572	(5.2)%

Revenue passenger miles (000)	36,575,108	37,403,700	(2.2)%

Available seat miles (000)	49,724,602	51,528,522	(3.5)%

Load factor	73.6%	72.6%	1.0	pts.

Average length of haul	862	822	4.9%

Trips flown	568,708	598,222	(4.9)%

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